Exhibit 21

Subsidiaries

Direct:

Shenyang Taiyu Machinery and Electronic Equipment Co., Ltd. ("Taiyu")- 100% owned by SmartHeat

Indirect:

Qingdao Yushi Heat Power Equipment Co., Ltd. - 55% owned by Taiyu